Exhibit 10.2

APPLE FUND MANAGEMENT, LLC

SEVERANCE PLAN

Amended and Restated as of January 1, 2009

Apple Hospitality Two, Inc. originally established this Severance Plan (the “Plan”) effective August 23, 2005. Apple REIT Six, Inc., a Virginia corporation (“Apple”), which is the parent company of Apple Fund Management, LLC, a Virginia limited liability company (the “Company”), now sponsors and maintains the Plan and has amended and restated the Plan as of January 1, 2009, for the benefit of the Company’s eligible employees. The purpose of the Plan is to provide security to eligible employees in the event of a termination of employment under defined circumstances.

1.	Definitions. For purposes of this Plan:

(a) “Beneficiary” shall mean any person, other than an Employee, entitled to receive benefits under this Plan.

(b) “Board of Directors” or “Board” shall mean the Board of Directors of Apple.

(c) “Change in Control” shall mean:

(1) any person, including a “group” as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes the owner or beneficial owner of Apple securities having 20% or more of the combined voting power of the then outstanding Apple securities that may be cast for the election of Apple’s directors (other than as a result of an issuance of securities initiated by Apple, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is also the majority at the time the purchases are made); or

(2) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election, or any combination of these transactions, the persons who were directors of Apple before such transactions cease to constitute a majority of the Board, or any successor’s board, within two years of the last of such transactions.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Compensation Committee of the Board of Directors of Apple, which shall be responsible for the administration of the Plan.

(f) “Employee” shall mean an individual who is (i) listed on Appendix A hereto, and (ii) a common law employee of the Company as of the date of the Change in Control. Notwithstanding the foregoing, (i) Executives, or (ii) Employees who enter into or who are covered by separate change in control agreements with the Company, are not eligible for benefits under this Plan.

(g) “Executive” shall mean David Buckley, Kristian Gathright, Justin Knight, David McKenney, Bryan Peery and any other officer of Apple at the level of Senior Vice President or above if any such person is covered by the terms of the Company’s Executive Severance Pay Plan.

(h) “Good Cause” shall mean:

(i) the Employee’s continued or deliberate neglect of his or her duties, (ii) willful misconduct by the Employee injurious to the Company or Apple, whether monetary or otherwise, (iii) the Employee’s violation of any code or standard of ethics generally applicable to employees of the Company or Apple, (iv) the Employee’s active disloyalty to the Company or Apple, (v) the Employee’s conviction of a felony, (vi) the Employee’s habitual drunkeness or drug abuse, or (vii) the Employee’s excessive absenteeism unrelated to a disability.

(i) “Good Reason” shall exist if, without the Employee’s express written consent, there is an action by the Company or a successor company pursuant to Section X below that results in (i) a reduction of the Employee’s annual salary to an amount which is materially less than the amount of the Employee’s Salary; (ii) a material reduction in the Employee’s duties with the Company or Apple, provided that a change in title or position shall not be “Good Reason” absent a material reduction in duties; or (iii) a relocation of more than 50 miles from the Employee’s Principal Office, without the consent of the Employee. The Employee shall be requried to give the Company (or successor company pursuant to Section 2(g) below) notice within 90 days of the initial existence of the condition that would result in treatment as a termination for Good Reason and the Company or successor company pursuant to Section 2(g) below shall have 30 days from the receipt of such notice in which to remedy the condition.

(j) “Outplacement Services Benefit” shall mean the benefit provided under Section 2(f).

(k) “Principal Office” shall mean the location at which the Employee is required to perform the majority of his or her services to the Company.

(l) “Retirement Plan” shall mean any qualified or supplemental employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), currently or hereinafter made available by the Company in which an Employee is eligible to participate.

(m) “Salary” shall mean the Employee’s annual base salary rate in effect immediately prior to the date of a Change in Control.

(n) “Salary Continuance Benefit” shall mean the benefit provided under Section 2(b).

(o) “Severance Benefit” shall mean the Salary Continuance Benefit, the Welfare Continuance Benefit, and the Outplacement Services Benefit.

(p) “Severance Period” shall mean the period beginning on the date an Employee’s employment with the Company terminates and ending on the date 12 months thereafter.

(q) “Welfare Continuance Benefit” shall mean the benefit provided in Section 2(e).

(r) “Welfare Plan” shall mean only a health plan, medical plan, dental plan, or life insurance plan, currently or hereafter made available by the Company in which an Employee is eligible to participate.

2.	Benefits Upon Termination of Employment.

(a) Subject to the provisions of sections 2(g) and 4, an Employee shall be entitled to a Severance Benefit if and only if:

(i) within one year after the date immediately preceding the date of a Change in Control, the employment of the Employee with the Company is terminated by the Company for any reason other than Good Cause, or

(ii) within one year after the date of a Change in Control, the Employee terminates his or her employment with the Company for Good Reason.

(b) The Salary Continuance Benefit shall be a single lump sum amount equal to the aggregate of:

(i) the Employee’s monthly Salary multiplied by 12; and

(ii) the amount of the annual bonus paid to the Employee for the year immediately prior to the year in which the Employee’s employment with the Company terminates.

(c) Payment of the Salary Continuance Benefit shall be subject to the following terms and conditions:

(i) Salary Continuance Benefits shall be made net of all required federal and state withholdings taxes and similar required withholdings.

(ii) Payment of the Salary Continuance Benefit shall not affect the entitlement of the Employee or any other person entitled to receive benefits with respect to the Employee under any Retirement Plan, Welfare Plan, or other plan or program maintained by the Company in which the Employee participates at the date of termination of employment; provided however, the payment of the Salary Continuance Benefit under this Plan shall be in lieu of and not in addition to any other severance benefits payable under a plan or program maintained by the Company.

(iii) The single lump sum cash payment shall be made as soon as administratively practicable after the later of the date of the Employee’s termination of employment described in Section 2(a) or the date on which the Employee has signed the release described in Section 4 below and any period for revocation of such release has passed, but in any event not later than March 15th of the year following the calendar year in which the Employee’s termination of employment occurs.

(d) The Salary Continuance Benefit shall be reduced, to the extent necessary, so that the total benefits under this Plan, when added to any other payments made as a result of a Change in Control that are considered “parachute payments” as that term is defined under Code Section 280G, do not equal or exceed 299% (or the then applicable percentage under Code Section 280G, if less) of the Employee’s “base amount” as that term is defined under Code Section 280G.

The Company shall apply the limitations of Code Section 280G, and regulations thereunder, in good faith using the interpretation that is most likely to avoid the imposition of the excise tax on the Employee and ensures the deductibility of payments by the Company.

(e) For a period of up to twelve months beginning on the date on which an Employee’s employment with the Company terminates, an Employee and his or her dependents will continue to be covered by all Welfare Plans in which he or she and his or her dependents were participating immediately prior to the date on which his or her employment with the Company terminated (the “Welfare Continuance Benefit”). Any changes to any Welfare Plan during the Severance Period shall be applicable to the Employee and his or her dependents as if he or she continued to be an employee of the Company. The Company will pay the costs of the Welfare Continuance Benefit for the Employee and his or her dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans. If such participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan, the Company will provide substantially identical benefits directly or through another insurance arrangement. The Welfare Continuance Benefits as to any Welfare Plan will cease if and when the Employee obtains employment with another employer during the twelve-month period beginning on the date on which his or her employment with the Company terminates, and becomes eligible for coverage under any substantially similar welfare plan provided by his or her new employer.

(f) The Outplacement Services Benefit shall consist of reimbursement of the actual reasonable costs of complete outplacement services, including job search and interview skill services. The services shall be provided by a nationally recognized outplacement organization selected by the Employee with the approval of the Company (which approval shall not be unreasonably withheld). The services shall be provided for a period of up to 12 months beginning on the date on which the Employee’s employment with the Company terminates. The Company will reimburse the Employee for the actual reasonable costs of the services, up to a maximum cost of $10,000.

(g) Notwithstanding anything to the contrary in this Plan, an Employee shall not be entitled to any Severance Benefits under this Plan if, upon or immediately after a Change in Control, the Employee is offered a position with a title, responsibilities and compensation reasonably comparable to the title, responsibilities and compensation of the Employee with the Company preceding the Change in Control by either (1) the purchaser or other successor-in-

interest to the Company or a substantial portion of its assets or business, or (2) any other company organized by Glade M. Knight that is either a real estate investment trust or otherwise involved in the acquisition, management, operation and/or disposition of real property (or any subsidiary of any such company), including, without limitation, hotels, and the Employee does not accept such position. In the event any Employee is offered and accepts a position of the type described in the preceding sentence with any company described in either clause (1) or (2) of the preceding sentence, then, for purposes of this Plan, the employment of the Employee by the Company shall conclusively be deemed not to have been terminated, and the company described in either clause (1) or (2) of the preceding sentence shall thereafter be deemed to constitute the “Company” for purposes of the interpretation and application of Section 2(a) of this Plan.

3.	Death.

If an Employee dies while receiving a Severance Benefit, any remaining unpaid Severance Benefit shall be forfeited.

4.	Release of Claims.

In consideration for and as a condition to receiving any payments under this Plan, the Employee must execute a written release in a form provided by the Company. In addition to any other provisions determined by the Company, the release may provide that the Employee agrees, for himself or herself and his or her heirs, representatives, successors and assigns, that the Employee has finally and permanently separated from employment with the Company, and that he or she waives, releases and forever discharges the Company and Apple from any and all claims, known or unknown, that he or she has or may have, including but not limited to those relating to or arising out of his or her employment with the Company and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, excepting only any claims to vested retirement benefits.

5.	No Setoff.

Payment of a Severance Benefit shall be in addition to any other amounts otherwise payable to the Employee, including any accrued but unpaid vacation pay. No payments or benefits payable to or with respect to an Employee pursuant to this Plan shall be reduced by any amount the Employee may owe to Apple or the Company (except for amounts owed to Apple or the Company on account of loans, travel or standing advances, personal charges on Apple or Company credit cards or accounts, or the value of Apple or Company property not returned to Apple or the Company), or by any amount an Employee may earn or receive from employment with another employer or from any other source, except as expressly provided in section 2(e).

6.	No Assignment of Benefit.

No interest of any Employee or any Beneficiary under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Employee or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

7.	Benefits Unfunded.

All rights under this Plan of the Employees and Beneficiaries, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. The Employees and Beneficiaries shall have only the rights of general unsecured creditors of the Company.

8.	Applicable Law.

This Plan shall be construed and interpreted pursuant to the laws of the Commonwealth of Virginia.

9.	No Employment Contract.

Nothing contained in this Plan shall be construed to be an employment contract between an Employee and the Company.

10.	Severability.

In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

11.	Successors.

The Plan shall be binding upon and inure to the benefit of the Company, the Employees and their respective heirs, representatives and successors.

12.	Amendment and Termination.

The Board of Directors of Apple shall have the right to amend the Plan from time to time and may terminate the Plan at any time, except as provided below:

(a) No amendment may be made to the Plan and the Plan may not be terminated for a period of one year after the date of a Change in Control, and

(b) No amendment or termination shall reduce the benefits payable to an Employee who is receiving a Severance Benefit.

Date: October 16, 2008	APPLE FUND MANAGEMENT, LLC

	By:	/s/ Glade M. Knight
	Title:	Chief Executive Officer
Attest:

/s/ David P. Buckley	APPLE REIT SIX, INC.
Secretary

	By:	/s/ Glade M. Knight
	Title:	Chief Executive Officer

Appendix A

Amos, Craig K.

Beddoes, Kyle

Bond, Trace M.

Byrd, Tonya R.

Clarke, Kelly

Clements, Lisa

Cypress, LaThalia

Dalseide, Clifford

Donegan, Nancy B.

Gregory, William

Hardin, Michael

Knight, Nelson

Kramer, Amy

Leadbetter, Patrick

Little-Adams, Lisa

Michelson, Shaun

Miller, Marcia

Parker, J. Al

Quinby, Gordon

Reid, G. I. Chicozie

Reynolds, Samuel F.

Salmeri, Karen C.

Sumner, Elizabeth

Verdisco, Karen

Walker, Beth

Williams, Jennifer P.

Wilson, Debra L.

Wright, Sheila